Exhibit 10.24

VALUE DRIVER INCENTIVE AWARD AGREEMENT

This Value Driver Incentive Award Agreement (“Agreement”) entered into as of [date of grant], by and between Fluor Corporation, a Delaware corporation (the “Company”), and [name of recipient] (“Grantee” or “you”) evidences and confirms the following Value Driver Incentive Award (“VDI Award”) by the Committee under the Fluor Corporation 2008 Executive Performance Incentive Plan (the “Plan”).

Section 1.                    AWARD SUBJECT TO PLAN

Your VDI Award is made subject to all of the terms and conditions of this Agreement and the Plan, a copy of which is provided to Grantee herewith, including any terms, rules or determinations made by the Committee (as defined in the Plan), pursuant to its administrative authority under the Plan and such further terms as are set forth in the Plan that are applicable to awards thereunder, including without limitation provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.  Capitalized terms used in this Agreement and not defined herein have the meaning set forth in the Plan.

Section 2.                    MEASURE DEFINITIONS

Your VDI Award target is comprised of [performance measures — to be determined by the Organization and Compensation Committee.  The Plan details what measures can be used for programs granted under the Plan.  It may include performance criteria such as net earnings, new awards (dollars), new awards (percentage), new awards gross margin (dollars), new awards gross margin (percentage) and/or others as defined in the Plan].

Section 3.                    PERFORMANCE TARGET AND VALUE OF AWARD

Your VDI Award target amount is [dollar value of award] calculated on the basis of [calculation based on percentage weighting of each measure over the number of years determined by the Organization and Compensation Committee].

If [performance measure] for the Performance Period is:

(a)          less than [insert value], you will not be eligible to receive any amount of this portion of your target amount.

[Additional ranges and amounts may be included]

(b)         greater than [insert value], you will be eligible to receive 200% of this portion of your target amount.

[Additional measures, ranges and amounts may be included]

Section 4.                    RETENTION PERIOD AND PAYOUT

The period commencing [retention period start and end dates] shall be the “Retention Period”. The VDI Award shall be earned and shall [vesting period and payment dates — determined by the Organization and Compensation Committee] subject to the employment requirements contained in Section 5 hereof. Actual payments of each part of the VDI Award, if earned and vested, shall be made in cash no later than 90 days after the beginning of the year in which such amounts are deemed earned and vested.

Section 5.                    CONTINUED EMPLOYMENT

Payment of each part of  the VDI Award is conditioned upon you remaining in the employment of the Company or its subsidiaries for the Retention Period.  You will forfeit your right to receive any part of the VDI Award which has not become earned and vested if your employment terminates for any reason (including retirement) at any time prior to the end of the Retention Period other than termination on account of death or permanent and [total] disability, as determined in accordance with applicable Company personnel policies, or termination within two years after a Change of Control of the Company.  If your employment terminates during the Retention Period as a result of death or permanent and [total] disability or within two years after a Change of Control of the Company, the VDI Award shall become earned, vested and payable in accordance with its terms, notwithstanding such termination.  Nothing in the Plan or this VDI Award confers any right of continuing employment with the Company or its subsidiaries.

Section 6.                    CONFIDENTIALITY

This Agreement and the VDI Award granted hereunder are conditioned upon Grantee not disclosing this Agreement to anyone other than Grantee’s spouse, confidential financial advisors, senior management of the Company or members of the Company’s Legal Services, Tax, Human Resources, and Executive Compensation Services departments.  If unauthorized disclosure is made to any other person, this Award shall be forfeited.

Section 7.                    ENFORCEMENT

This Agreement shall be construed, administered and enforced in accordance with the laws of the State of Delaware.

Section 8.                    EXECUTION OF AWARD AGREEMENT

Please acknowledge your acceptance of the terms of this Agreement by signing the original of this Agreement and returning it to the Executive Compensation Services department.  If you have not signed and returned this Agreement within one month, the Company is not obligated to provide you any benefit hereunder and may refuse to make any payouts to you under this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

FLUOR CORPORATION

by
[Name]
[Title]

Please Sign Here

Grantee